Exhibit 10.10
FGL Holdings
4th Floor, Boundary Hall
Cricket Square
Grand Cayman
Cayman Islands KY1-1102
June 1, 2020

Blackstone ISG-I Advisors L.L.C.
345 Park Avenue
New York, New York 10154
Email: jeffrey.iverson@blackstone.com
Attn: Jeffrey Iverson, Esq.

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Email: mgravelle@fnf.com
Attn: General Counsel
Investment Management Agreements
Ladies and Gentlemen:
Reference is made to the Investment Management Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Investment Management Agreements”) between FGL Holdings, a Cayman Islands exempted corporation (“FGL”), and/or certain of its current or future subsidiaries (individually, a “Company” and collectively, the “Companies”) that are party to such Investment Management Agreements, and Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and a wholly owned subsidiary of The Blackstone Group Inc. (“Blackstone”). This letter amends and restates in its entirety that certain letter agreement, dated November 30, 2017, by and between FGL Holdings (f/k/a CF Corp.) and the Investment Manager.
Pursuant to, and in consideration of the Investment Manager’s ongoing support of FGL’s investment strategy and continuing to perform the services required of it under, the Investment Management Agreements, the Investment Manager has dedicated, and is continuing to dedicate, significant efforts and has expended, and is continuing to expend, significant resources, continuing to hire employees, enter into service agreements and other contractual arrangements, invest in information technology systems, make regulatory filings and correspond with regulators, expand its office space and commit additional time and resources of personnel of the Investment Manager and its Affiliates, in each case, in the ongoing development and implementation of FGL’s investment management and asset allocation strategy that has and is expected to continue to result in significant benefits to the Companies and their respective Affiliates. In order to induce the Investment Manager expend the resources necessary to successfully implement the arrangements contemplated by the Investment Management Agreements and to ensure the preservation of the covenants and agreements set forth in the Investment Management Agreements, and in consideration of the representations, warranties, covenants and agreements set forth in such Investment Management Agreements, and the expected benefits to be derived by the Companies from the continued relationship between the Investment Manager and the Companies under the applicable Investment Management Agreements, and any New Investment Management Agreements entered into with the Investment Manager, FGL, the parent company of the Companies, is entering into this agreement (this “Agreement”), effective as of the date first written above, with the Investment Manager and, solely for the purposes of Section 5 hereof, Fidelity National Financial, Inc. (“FNF”), as follows:
1.    Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Investment Management Agreement.
2.    Termination of the Investment Management Agreements. FGL shall not cause, permit or suffer itself or any Company to terminate the Investment Management Agreement that such Company is a party to, except (x) in accordance with the terms and conditions of Section 2(b) hereof (which, among other things, requires the delivery of a notice in connection with the end of the then-current Term and provides the Investment Manager the opportunity to address any long-term performance concerns and adjust fees), or (y) in accordance with the terms and conditions of Section 2(c) hereof:
(a)    The “Term” with respect to each Investment Management Agreement will commence on the date first written above, and will (i) initially end on the fifth (5th) anniversary hereof (the “Initial Term”) and thereafter (ii) automatically renew on each anniversary (beginning on the fifth (5th) anniversary hereof) for an additional one (1) year period unless terminated in accordance with Section 2(b) or Section 2(c).
(b)    Termination for Adverse Performance:
(i)    Following the Initial Term, or with respect to either of the events described in Section 2(b)(ii)(3) or Section 2(b)(ii)(4), during or following the Initial Term, a Company may make an election to terminate the Investment Management Agreement to which it is a party on any annual anniversary of the date hereof or, with respect to either of the events described in Section 2(b)(ii)(3) or Section 2(b)(ii)(4), at any time (each, an “IMA Termination Election Date”); provided, that:

(1)    such Company has provided written notice to the Investment Manager of such termination (an “IMA Termination Notice”) at least thirty (30) days prior to the applicable IMA Termination Election Date;
(2)    the IMA Termination Notice has been authorized by the vote of the Chief Executive Officer of FGL and at least two-thirds (2/3) of the directors of FGL who are not current officers or employees of the Investment Manager and its corporate Affiliates (which corporate Affiliates shall not, for the avoidance of doubt, include FGL or its subsidiaries) or of investment funds sponsored by the Investment Manager and its corporate Affiliates (the “Non-Affiliated Directors”) in accordance with clause (ii) below (an IMA Termination Notice delivered with such approval, a “Valid IMA Termination Notice”); and
(3)    no such termination shall be effective on any date earlier than (A) with respect to the events described in clauses (ii)(3) and (ii)(4) below, the date that is ninety (90) days following the applicable IMA Termination Election Date and (B) in all other cases, the second (2nd) anniversary of the applicable IMA Termination Election Date ((A) or (B), as applicable, the “IMA Termination Effective Date”).
(ii)    Notwithstanding anything to the contrary set forth herein, no Company may approve any election to terminate the Investment Management Agreement to which it is a party pursuant to Section 2(b)(i) unless the Chief Executive Officer of FGL and at least two-thirds (2/3) of the Non-Affiliated Directors, in their sole discretion and acting reasonably and in good faith, determine that one of the following four events has occurred and is continuing:
(1)    unsatisfactory long term performance by the Investment Manager under such Investment Management Agreement, that is materially detrimental to such Company; or
(2)    the fees charged by the Investment Manager under such Investment Management Agreement are unfair and excessive compared to those that would be charged by a comparable asset manager (which for these purposes shall mean an asset manager with personnel of experience, education and qualification, and whose services are of a scale and scope, comparable to those of the Investment

Manager (considered together with its Affiliates) managing an investment portfolio with a composition and asset allocation comparable to the Account) and under investment guidelines and restrictions comparable to the applicable Investment Guidelines attached to such Investment Management Agreement; or
(3)    the Investment Manager is failing to comply with its Exclusivity Obligations under Section 6(a); or
(4)    the Investment Manager is failing to comply with its obligations under Section 6(c)(ii);
(5)    provided, however, in the case of any of the events described in clauses (1)-(4), the Non-Affiliated Directors shall deliver written notice of such finding to the Investment Manager, and the Investment Manager shall thereafter reasonably cooperate until the applicable IMA Termination Effective Date (i.e., for 2 years with respect to any of the events described in clauses (1) and (2) and for ninety (90) days with respect to any of the events described in clauses (3) and (4)) to address the Non-Affiliated Directors’ concerns and; provided, further, that in the case of clause (2), the Investment Manager shall have the right to adjust its fees so that they are no higher, in the aggregate, than the fees proposed by any comparable asset manager; and
(6)    if the Investment Manager has addressed the Non-Affiliated Directors’ concerns with respect to any of the applicable events described in clauses (1)-(4) (with the assessment of whether the Non-Affiliated Directors’ concerns have been addressed being rendered in good faith with the approval of at least a majority of the Non-Affiliated Directors) or, if applicable, adjusted its fees to be not higher, in aggregate, than the fees proposed by a comparable asset manager, then the applicable IMA Termination Notice shall be deemed rescinded and of no further force or effect and the corresponding IMA Termination Effective Date shall not occur.
(iii)     Beginning on the fifth (5th) anniversary of the date hereof, and on each anniversary thereafter, to the extent no Valid IMA Termination Notice has been delivered in accordance with this Section 2(b) prior to such date, the Term with respect to each Investment Management Agreement for which no Valid IMA Termination Notice has been delivered shall be extended automatically without any further action or obligation by any persons (including, without limitation, the parties thereto or hereto) for one (1) additional year.
(c)    Notwithstanding anything to the contrary in this Section 2, a Company may terminate the Investment Management Agreement that it is a party to at any time by providing written notice to the Investment Manager that such Company has determined that either:
(i)    the Investment Manager is no longer able to carry on its investment advisory business as a going concern under the Investment Advisers Act of 1940; or
(ii)    the Investment Manager is unable to manage the applicable Account in all material respects as provided for in such Investment Management Agreement; or
(iii)    the Investment Manager is performing its obligations under such Investment Management Agreement with gross negligence, willful misconduct or reckless disregard of any of such obligations; provided, that
(iv)    in each case the Investment Manager shall have the right to dispute such Company’s determination within thirty (30) days after receiving notice from such Company, in which case the parties to such Investment Management Agreement shall submit the question as to whether the conditions of this clause (c)(i), (ii) or (iii) have been met to binding arbitration in accordance with Section 14 of such Investment Management Agreement, and such Investment Management Agreement shall continue to remain in effect during the period of the arbitration; and
(v)    any termination by such Company as provided in this Section 2(c) shall require the approval of at least two-thirds (2/3) of the Non-Affiliated Directors and the delivery of written notice to the Investment Manager of such termination at least thirty (30) days prior to the effective date of such termination.
(d)    For avoidance of doubt, the provisions contained in this Section 2 do not and shall not be deemed to constitute an obligation of a Company in respect of its rights to terminate the Investment Management Agreement to which it is a party, which rights are set forth solely therein. Any breach of this Agreement by FGL, and any termination by a Company of the Investment Management Agreement to which it is a party in any manner that is not in accordance with the provisions of this Section 2, will give rise to remedies solely against FGL (or any successor thereto) as described in Sections 3 and 4 below.
3.    Specific Performance. Each of the parties hereto agrees that irreparable damage would occur and that the other party would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, each party shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 3, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 3 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 3 before exercising any other right under this Agreement.
4.    Remedy in the Event of Company Termination. If a Company exercises its rights to terminate the Investment Management Agreement that such Company is a party to in any manner that is not in accordance with the provisions set forth in Section 2, above, the Investment Manager shall be entitled to receive from FGL as compensation for the costs incurred in performing services under, and the failure to receive the benefits reasonably anticipated by, such Investment Management Agreement, the full amount of damages available at law in the same manner and to the same extent as if such Investment Management Agreement had been terminated by or at the direction of FGL in violation of the terms of this Agreement.
5.    Subject Assets.
(a)    Each of FGL and FNF on behalf of itself and on behalf of each of its Affiliates covenants and agrees to and with the Investment Manager that, at all times during the Term, the Investment Manager shall be appointed to supervise and direct the investment and reinvestment of the assets of FGL and its Subsidiaries and any other Subsidiaries or Affiliates of FNF (each, a “Subject Company” and together, the “Subject Companies”), to the extent such assets primarily support any life insurance or annuity reserves, or capital and surplus, of any Subject Company (i) existing as of the date hereof or (ii) formed, established or acquired (whether by acquisition of stock, merger, consolidation or otherwise) by such Subject Company following the date hereof, including through acquisitions of legal entities or reinsurance, and including assets that may be held by a ceding company that is not a Subject Company in a modified coinsurance (modco) or funds withheld account (“Subject Assets”). Notwithstanding the foregoing, (A) Subject Assets shall not include assets of (x) FNF or FNF’s Affiliates whose primary business is title insurance, (y) any New York-domiciled insurance company Affiliates of FNF (each, (x) and (y), an “Excluded Company”) or (z) FGL and its Subsidiaries and any other Subsidiaries or Affiliates of FNF to the extent such assets do not primarily support any life insurance or annuity reserves, or capital and surplus, of any Subject Company, in each case so long as such assets are not acquired (whether by acquisition of stock, merger, consolidation or otherwise) by such Excluded Company described in clause (x) following the date hereof from a Subject Company, including through acquisitions of a Subject Company or reinsurance with a Subject Company, and including assets that may be held by any such Excluded Company in a modified coinsurance (modco) or funds withheld account for the benefit of a Subject Company and (B) Subject Companies shall not include Excluded Companies.
During the Term and except as otherwise set forth herein, each of FGL and FNF (x) shall not cause, permit or suffer any Subject Company to appoint, retain or otherwise designate any person other than the Investment Manager to provide investment management or advisory services with respect to Subject Assets, and (y) shall not, and they shall cause each Subject Company not to, take any action, including any action with respect to any direct or indirect inquiry, offer or proposal relating to the provision of investment management or advisory services with respect to Subject Assets to, from or by any third party, that would reasonably be expected to impede or interfere with, the obligations of FGL, FNF or the Subject Companies under this Section 5.
(b)    In furtherance of the foregoing, to the extent that a Subject Company has not entered into a separate investment management agreement with the Investment Manager on the date hereof, each of FGL and FNF shall cause such Subject Company to promptly enter into a separate investment management agreement with the Investment Manager substantially in the form of the Investment Management Agreements (each of such investment management agreements, a “New Investment Management Agreement”), subject to such New Investment Management Agreement including terms (other than terms that would impede or interfere with the obligations relating to such Subject Company under Section 5(a)) that may be required (i) pursuant to any applicable reinsurance or other agreement(s) between such Subject Company and the applicable ceding company(ies) and/or other transaction party(ies) and/or (ii) by any applicable governmental or regulatory authority as a condition to such governmental or regulatory authority approving the applicable reinsurance or other transaction. Exhibit A hereto shall be amended by the parties to reflect any New Investment Management Agreement promptly following the execution of any New Investment Management Agreement.

(c)    For purposes of Schedule 2 (Management Fee Schedule) of each Investment Management Agreement, references to “FGL Holdings and its subsidiaries” and “subsidiaries of FGL Holdings” shall be deemed to refer to each Subject Company party to an Investment Management Agreement.
6.    Additional Blackstone Agreements. The Investment Manager covenants and agrees to and with FGL and FNF that, at all times during the Term, the Investment Manager will provide, and cause its Affiliates to provide, the following services:
(a)    Marketing Services. Subject to applicable law, including, without limitation, applicable insurance and fair trade practice laws and regulations, FGL and its insurance company Subsidiaries shall have the right to use or cause the use of descriptive marketing language relating to the Investment Manager (including Blackstone) in any of its advertising of FGL’s insurance company Subsidiaries’ deferred annuity and indexed universal life products in the independent marketing organization (IMO), broker/dealer or bank channels (the “Distribution Channels”); provided that (i) such marketing language has been provided by the Investment Manager or approved by the Investment Manager in writing (such approval not to be unreasonably withheld) and (ii) any such marketing language must be used in its entirety and without any modification. Until the second (2nd) anniversary of the date hereof, the right to use any substantially similar marketing language for use in advertising of deferred annuity or indexed universal life products in the Distribution Channels shall not be extended to U.S.-domiciled life insurance or annuity company clients of the Investment Manager other than FGL and its Subsidiaries (the “Exclusivity Obligations”). As of the date hereof, the Investment Manager’s approved marketing language is as follows, which marketing language may be modified by the Investment Manager in its reasonable discretion, and FGL or its Subsidiaries, as applicable, shall implement such modification as soon as reasonably practicable and in any event within twelve (12) months from receipt of prior written notice from the Investment Manager:
“Blackstone Insurance Solutions manages our general account assets. Footnote: The Blackstone Group Inc. and its affiliates do not issue, provide any guarantee of, or have any obligations under, the life insurance and annuities issued by Fidelity & Guaranty Life Insurance Company.”
In the event that the Investment Manager provides investment management services to an insurance company client and in connection therewith such client has the right to use descriptive marketing language relating to the Investment Manager (including Blackstone) in its marketing of deferred annuity or indexed universal life products in the Distribution Channels, FGL and its insurance company Subsidiaries shall have the right to use similar marketing language on the same basis and in the same jurisdictions and the same Distribution Channels as provided to such other insurance company client, subject to modifications that are reasonably necessary to account for differences in the underlying investment management services provided to FGL.

(b)    Allocation to BX-Insurance Designed Products. The Investment Manager confirms, for the avoidance of doubt, that any Company invested in a fixed income product or strategy managed or sub-managed by the Investment Manager or its Affiliates and that is specifically designed for (or, as reasonably determined by Blackstone, is customarily held in investment portfolios of) insurance company investors (“BX-Insurance Designed Products”) will, after the date hereof, continue to be allocated investment opportunities thereto on a fair and equitable basis, in each case in accordance with the Investment Manager’s or its Affiliate’s applicable allocation policies and procedures related thereto. For the avoidance of doubt, the foregoing shall be applicable with respect to any BX-Insurance Designed Products that any Company invests in following the date hereof and shall apply to future Subject Companies.
(c)    “Most Favored Nations” Rights. The Investment Manager confirms, for the avoidance of doubt, that (i) in connection with any investment or commitment by FGL or its Subsidiaries with respect to any commingled investment fund sponsored by the Investment Manager or its Affiliates (each, an “Underlying BX Fund”), FGL or such Subsidiary will receive customary “most favored nations” economic rights with respect thereto based on the prevailing “most favored nation” provision available to third-party investors or Other General Account Insurance Clients (as defined below) with a capital commitment to such Underlying BX Fund that is equal to or less than the capital commitments of FGL and its Subsidiaries generally, and subject to customary conditions and limitations, including, for the avoidance of doubt, rights described in the underlying governing documents and disclosure documents of such Underlying BX Fund and the disclosure documents provided to FGL or such Subsidiary in connection with the Investment Management Agreements, (ii) with respect to any investment management agreement that is entered into between the Investment Manager and any other U.S. domiciled life insurance or annuity company that is substantially similar to the Investment Management Agreements relating to the Companies (including, for the avoidance of doubt, management by the Investment Manager of the entire general account of such other life insurance or annuity company) (any such insurance company, an “Other General Account Insurance Client”), then the Companies shall be granted “most favored nations” economic rights with respect to the management fee charged by the Investment Manager to such Other General Account Insurance Client under such investment management agreement, and (iii) with respect to any sub-management arrangements (taken as whole) that are entered into between the Investment Manager or its Affiliates and any Other General Account Insurance Client that (x) are substantially similar to the sub-management agreements with Sub-Mangers that are Affiliates of the Investment Manager (taken as a whole) relating to the Companies and (y) relate to assets under management of such general account that are equal to or less than the amount of Subject Assets at such time, then the Companies shall be granted “most favored nations” economic rights with respect to the sub-management fees (taken as a whole) charged by the Investment Manager or its Affiliates to such Other General Account Insurance Client under such sub-management arrangement.

(d)    Access. The Investment Manager shall provide the Company with commercially reasonable access to senior executives and other personnel of the Investment Manager and its Affiliates for the purpose of performing investment management, M&A, operational and other strategic services for or on behalf of the Companies.
(e)    Notice. The Investment Manager shall provide the Company with reasonably prompt written notice in reasonable detail of (i) any marketing services (as contemplated by Section 6(a) above) provided by the Investment Manager to any U.S.-domiciled life insurance or annuity company for use in advertising of deferred annuity or indexed universal life products in the Distribution Channels and (ii) any action that would result in the Company being entitled to any of the “Most Favored Nations” rights set forth in Section 6(c).
7.    Governing Law; Submission to Jurisdiction. This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any principles of conflicts of laws principles of such State that would provide for the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any dispute arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such dispute shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court. Any such dispute may and shall be brought in such courts and each of the parties hereto irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such dispute in any such court or that such dispute was brought in an inconvenient court and shall not plead or claim the same.
8.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.
9.    Assignment; Successors; Waivers. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 9 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
10.    Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.
11.    Counterparts; Amendment. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.
12.    Certain Terms. The term “Subsidiary” shall mean any entity of which FNF directly or indirectly owns, beneficially or of record, 50% or more of the voting or economic interests, “Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, and “Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.
[Remainder of page intentionally left blank; signature pages follow]

Sincerely,

FGL HOLDINGS

By:	/s/ Eric L. Marhoun
Name:	Eric L. Marhoun
Title:
[Signature Page to Amended and Restated Omnibus
Investment Management Agreement Termination Side Letter]

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:	/s/ Jeffrey Iverson
Name:	Jeffrey Iverson
Title:

FIDELITY NATIONAL FINANCIAL, INC. (solely for the purposes of Section 5)

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:

[Signature Page to Amended and Restated Omnibus
Investment Management Agreement Termination Side Letter]

Exhibit A
Investment Management Agreements
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between FGL Holdings and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between FGL US Holdings Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Fidelity & Guaranty Life Holdings, Inc. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Front Street Re (Cayman) Ltd. and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between F&G Reinsurance Ltd (f/k/a Front Street Re Ltd) and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between F&G Life Re Ltd (f/k/a F&G Re Ltd) and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between CF Bermuda Holdings Limited and Blackstone ISG-I Advisors L.L.C.
•Second Amended and Restated Investment Management Agreement, dated as of June 1, 2020 and effective as of June 1, 2020, by and between Fidelity & Guaranty Life Insurance Company and Blackstone ISG-I Advisors L.L.C.
•Any New Investment Management Agreements entered into between the Investment Manager and a Subject Company pursuant to Section 5(b).
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